EXHIBIT 10.27

EIGHT CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS

TABLE OF CONTENTS

LEASE DATED October 1, 2007		1

ARTICLE I		1
Basic Lease Provisions and Enumerations of Exhibits		1
1.1	Introduction	1
1.2	Basic Data	1
1.3	Enumeration of Exhibits	3

ARTICLE II		4
Premises		4
2.1	Demise and Lease of Premises	4
2.2	Intentionally Omitted	4
2.3	Appurtenant Rights and Reservations	4
2.4	Roof Rights	5

ARTICLE III		5
Lease Term and Extension Options		5
3.1	Term	5
3.2	Extension Options	5

ARTICLE IV		6
Condition of Premises; Alterations		6
4.1	Condition of Premises	6
4.2	Quality and Performance of Work	7
4.3	Special Allowance	7
4.4	Signage	10

ARTICLE V		11
Annual Fixed Rent and Electricity		11
5.1	Fixed Rent	11
5.2	Electricity Charges	11

ARTICLE VI		12
Taxes		12
6.1	Introduction	12
6.2	Definitions	12
6.3	Tenant’s Share of Real Estate Taxes	13

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ARTICLE VII		14
Landlord’s Repairs and Services and Tenant’s Escalation Payments		14
7.1	Structural Repairs	14
7.2	Other Repairs to be Made by Landlord	14
7.3	Services to be Provided by Landlord	15
7.4	Introduction to Operating Costs	15
7.5	Operating Costs Defined	15
7.6	Tenant’s Escalation Payments	19
7.7	No Damage	21

ARTICLE VIII		22
Tenant’s Repairs		22
8.1	Tenant’s Repairs and Maintenance	22

ARTICLE IX		23
Alterations		23
9.1	Landlord’s Approval	23
9.2	Conformity of Work	24
9.3	Performance of Work, Governmental Permits and Insurance	24
9.4	Liens	24
9.5	Nature of Alterations	25
9.6	Increases in Taxes	25
9.7	Alterations Permitted Without Landlord’s Consent	26

ARTICLE X		26
Parking		26
10.1	Parking Privileges	26
10.2	Parking Charges	27
10.3	Garage Operation	27
10.4	Reserved Spaces	28
10.5	Limitations	28
10.6	Interim On-Grade Parking	28

ARTICLE XI		29
Certain Tenant Covenants		29

ARTICLE XII		31
Assignment and Subletting		31
12.1	Restrictions on Transfer	31
12.2	Exceptions	31
12.3	Landlord’s Termination Right	31
12.4	Consent of Landlord	32
12.5	Tenant’s Notice	33
12.6	Profit on Subleasing or Assignment	34
12.7	Additional Conditions	34
12.8	Expedited Dispute Resolution	35

ARTICLE XIII		37
Indemnity And Commercial General Liability Insurance		37
13.1	Indemnity	37
13.2	Commercial General Liability Insurance	37
13.3	Tenant’s Property Insurance	38

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13.4	Non-Subrogation	38
13.5	Tenant’s Risk	38
13.6	Landlord’s Insurance	39

ARTICLE XIV		39
Fire, Casualty and Taking		39
14.1	Damage Resulting from Casualty	39
14.2	Uninsured Casualty	40
14.3	Rights of Termination for Taking	40
14.4	Award	41

ARTICLE XV		42
Default
15.1	Tenant’s Default	42
15.2	Termination; Re-Entry	43
15.3	Continued Liability; Re-Letting	43
15.4	Liquidated Damages	44
15.5	Waiver of Redemption	45
15.6	Landlord’s Default	45

ARTICLE XVI		45
Miscellaneous Provisions		45
16.1	Waiver	45
16.2	Cumulative Remedies	46
16.3	Quiet Enjoyment	46
16.4	Surrender	46
16.5	Brokerage	46
16.6	Invalidity of Particular Provisions	47
16.7	Provisions Binding, Etc.	47
16.8	Recording; Confidentiality	47
16.9	Notices and Time for Action	47
16.10	When Lease Becomes Binding	48
16.11	Paragraph Headings	48
16.12	Rights of Mortgagee	48
16.13	Rights of Ground Lessor	49
16.14	Notice to Mortgagee and Ground Lessor	49
16.15	Assignment of Rents	50
16.16	Status Report and Financial Statements	50
16.17	Self-Help	51
16.18	Holding Over	51
16.19	Entry by Landlord	52
16.20	Tenant’s Payments	52
16.21	Late Payment	53
16.22	Counterparts	53
16.23	Entire Agreement	53
16.24	Limitation of Liability	54
16.25	No Partnership	54
16.26	Security Deposit	54
16.27	Waiver of Trial by Jury	57
16.28	Patriot Act and Executive Order 13224	57
16.29	Governing Law	58
16.30	Emergency Generator	58
16.31	Transportation Program	60
16.32	Landlord Affiliates	60

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EIGHT CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS

Lease Dated October 1, 2007

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) known as, and having an address at, Eight Cambridge Center, Cambridge, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Basic Lease Provisions and Enumerations of Exhibits

1.1	Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	Basic Data

Date:	October 1, 2007

Landlord:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

Present Mailing Address of Landlord:	c/o Boston Properties, Inc. Prudential Tower 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Mark Denman

Tenant:	AKAMAI TECHNOLOGIES, INC., a Delaware corporation

Present Mailing Address of Tenant:	8 Cambridge Center Cambridge, Massachusetts 02142

Tenant’s Construction Representative:	Brian Murray

Lease Term (sometimes called the “Original Lease Term”):	One Hundred Twenty Seven (127) calendar months from the Commencement Date until December 31, 2019, unless extended or sooner terminated as hereinafter provided.

Extension Option:	Two (2) periods of five (5) years as provided in and on the terms set forth in Section 3.2 hereof.

Lease Year:	A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

Commencement Date:	June 1, 2009.

Rent Commencement Date:	Either the Commencement Date or, if Annual Fixed Rent commences to be payable with respect to any Premises Component on a date later than the Commencement Date pertaining thereto pursuant to this Lease, then such later date shall constitute the Rent Commencement Date therefor, unless Tenant shall earlier commence beneficial use of all or any portion of the Premises Component, whereupon such earlier date shall constitute the Rent Commencement Date.

Premises:	The entire first (1st) through ninth (9th) floors of the Building, in accordance with the floor plans annexed hereto as Exhibit E and incorporated herein by reference, as further defined and limited in Section 2.1 hereof.

Premises Component:	Any specified portion of the rentable area of the Premises as to which specific terms and conditions of this Lease may apply, but which may not necessarily apply to other portions of the Premises.

Annual Fixed Rent:	See Exhibit K.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Initial Minimum Limits of Tenant’s Commercial General Liability:	$10,000,000.00 combined single limit per occurrence on a per location basis.

Total Rentable Floor Area of the Building:	177,226 square feet.

Lot or Site:	All, and also any part of, the property described in Exhibit A, plus any additions or reduction thereto resulting from the change or any abutting street line. The terms Lot and Site are used interchangeably in this instrument.

Property:	The Building and Lot or Site.

Loading Dock:	The service dock and related driveways providing vehicular service access for the Building as specified by Landlord.

Development Area:	The area of the Cambridge Center development, as shown on Exhibit F.

Permitted Use:	General office use.

Broker:	Jones Lang LaSalle.

Initial Security Deposit Amount:	$3,533,267, subject to Section 16.26.

1.3	Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Description of the Site

Exhibit B	—	Rooftop Rights

Exhibit C	—	Form of Lien Waivers

Exhibit D	—	Landlord’s Services

Exhibit E	—	Floor Plans

Exhibit F	—	Development Area Map

Exhibit G	—	Form of Commencement Date Agreement

Exhibit H	—	Intentionally Omitted

Exhibit I	—	Broker Determination of Prevailing Market Rent.

Exhibit J	—	Form of Letter of Credit

Exhibit K	—	Schedule of Premises Components, Rent Commencement Dates and Rent Schedule

ARTICLE II

Premises

2.1	Demise and Lease of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building. All of the Premises in the Building shall exclude exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if any Premises includes less than the entire rentable area of any floor, shall also exclude the common corridors, elevator lobbies and toilets located on such floor.

2.2	Intentionally Omitted

2.3	Appurtenant Rights and Reservations

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but during any period that any portion of the Building is leased by any tenant or occupant other than Tenant, not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building, and in any case subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the Loading Dock and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (d) common areas within Parcel 3 of the Development Area. Landlord will not unreasonably withhold consent to any request by Tenant to allow Tenant’s telecommunication service provider to have access to the Building or to the Premises, provided that Landlord may condition such access, without limitation of the foregoing, on Landlord’s approval of the identity of the service provider, its execution of an access and easement agreement satisfactory to Landlord and, during any period that any portion of the Building is leased by any tenant or occupant other than Tenant, should telecommunications services be furnished by such service provider to both Tenant and other tenants and occupants in the Building, then subject to the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance work, Landlord agrees to use its best efforts to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

2.4	Roof Rights

Tenant shall have the right at its sole cost and expense, in the area designated by Landlord for Tenant’s rooftop equipment as shown on Schedule B-1 to Exhibit B (i.e., the area exclusive of the core area shown on such Schedule B-1), to install, operate and maintain communications equipment, including without limitation a satellite or microwave dish, on the roof of the Building in accordance with the terms and conditions set forth in Exhibit B attached hereto and incorporated herein by reference.

ARTICLE III

Lease Term and Extension Options

3.1	Term

The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided. The Commencement Date of the Lease Term hereof shall be the date set forth in Section 1.2.

3.2	Extension Options

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term in question (i) there exists no monetary or material non-monetary “Event of Default” (defined in Section 15.1), (ii) this Lease is still in full force and effect, (iii) if the Building and the building known as Four Cambridge Center (the “4CC Building”), space within which Tenant is leasing herewith pursuant to a Lease of even date herewith (the “4CC Lease”), are both owned by entities affiliated with Boston Properties Limited Partnership or its successors and assigns or are otherwise affiliated with each other (as defined in Section 16.32), then provided that Tenant is contemporaneously exercising its right to extend the term of its 4CC Lease for a co-terminous period with the Extended Term, and (iv) Tenant has not sublet more than one half (1/2) of the Rentable Floor Area of the Premises (except for subletting permitted without Landlord’s consent under Section 12.2 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent and tax and operating cost bases, which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend after exercise of Tenant’s second five (5) year option to extend) for two (2) periods of five (5) years as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice (the “Extension Term Exercise Notice”) to Landlord, not earlier than twenty one (21) months nor later than eighteen (18) months prior to the expiration of the Lease Term, exercising such option to extend. Promptly after Landlord’s receipt of the Extension Term Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Extended Term (“Landlord’s Extension Term Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Extension Term Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Extension Term Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit I) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit I. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C) If Tenant desires to make a preliminary inquiry as to Landlord’s Extension Term Rent Quotation, without giving Extension Term Exercise Notice, then Tenant may give notice (“Extension Term Rent Inquiry Notice”) to Landlord, not earlier than twenty two (22) months nor later than nineteen (19) months prior to the expiration of the Lease Term, making such inquiry. Promptly after Landlord’s receipt of the Extension Term Rent Inquiry Notice, Landlord shall provide Landlord’s Extension Term Rent Quotation to Tenant. If Tenant should thereafter timely give Extension Term Exercise Notice to Landlord, the Extension Term Negotiation Period shall continue until the expiration of thirty (30) days after the date such Extension Term Exercise Notice is given, and the terms and conditions of Section 3.2(B) above shall be applicable.

(D) Base Taxes (as defined in Section 6.2(f)) applicable with respect to any Extended Term shall instead equal Landlord’s Tax Expenses for the then current fiscal tax year as of the commencement of such Extended Term. Base Operating Expenses (as defined in Section 7.5) applicable with respect to any Extended Term shall instead equal Operating Expenses for the Property for the calendar year in which such Extended Term commences.

(D) Upon the giving of the Extension Term Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section B above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term (after exercise of Tenant’s second five (5) year option to extend). Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

ARTICLE IV

Condition of Premises; Alterations

4.1	Condition of Premises

(A) Tenant shall accept the Premises in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.

(B) Landlord agrees to spend a minimum of $175,000 upgrading the lobby of the Building, upon a timetable and in accordance with plans and finishes mutually agreeable to Landlord and Tenant. Landlord shall exercise commercially reasonable efforts to minimize any interruption of Tenant’s conduct of business in the Premises in connection with performing such lobby upgrade work.

4.2	Quality and Performance of Work

All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 9.1 hereof). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.2 or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Article IV with respect to any Premises Component (if any), not later than the end of the twelfth (12th) full calendar month next beginning after the Commencement Date with respect to such Premises Component, Tenant shall be deemed conclusively to have approved Landlord’s construction with respect to such Premises Component and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Article IV (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

4.3	Special Allowance

(A) Landlord shall provide to Tenant, as more particularly provided below, a special allowance (the “Tenant Allowance”) for the purpose of defraying a portion of Tenant’s costs of making leasehold improvements to the floors of the Building that comprise the Premises (such floors as to which the Tenant Allowance relates being sometimes collectively referred to as the “Tenant Allowance Floors” and individually each a “Tenant Allowance Floor”). The amount of the Tenant Allowance shall be equal, in the aggregate, to the product of (i) $35.00 and (ii) the Rentable Floor Area of the Tenant Allowance Floors, provided that the availability of the Tenant Allowance for requisition will commence only following the Commencement Date.

(B) The Tenant Allowance shall be used and applied by Tenant, in accordance with the terms of this Lease, solely on account of the cost of leasehold improvement work performed by Tenant eligible to be requisitioned and as defined in Section 4.3(D) below (“Tenant’s Work”) on the Tenant Allowance Floor of the Building to which such portion of the Tenant Allowance relates, except as expressly set forth below in this Section 4.3(B). The cost of Tenant’s Work may include architectural and design fees (“A&D Fees”) associated therewith but not in excess of $5.00 per square foot of Rentable Floor Area (“Design Fees Limit”) for each Tenant Allowance Floor. However, provided that Tenant has requisitioned and paid at least $15.00 per square foot of Rentable Floor Area on account of completed Tenant’s Work (exclusive of A&D Fees) on a Tenant Allowance Floor, then the balance of the Tenant Allowance associated with such Tenant Allowance Floor (including without limitation any unused Tenant Allowance that might have been permissibly applied to A&D Fees) may be requisitioned and applied to costs of Tenant Work performed on other Tenant Allowance Floors.

(C) Landlord shall pay, within thirty (30) days after receipt of a complete requisition (as defined in Section 4.3(D) below) submitted by Tenant to Landlord, the requested portion of the Tenant Allowance for the Tenant Allowance Floor in question, as set forth on such requisition, to Tenant, until the entirety of the Tenant Allowance has been applied towards the appropriate components of Tenant’s Work on such Tenant Allowance Floor, or otherwise applied as permitted under Section 4.3(B). A separate requisition shall be required for the Tenant Allowance allocated to each Tenant Allowance Floor, which may be applied only as contemplated by this Section 4.3.

(D) For the purposes hereof, a “requisition” shall mean written documentation, together with (i) an AIA requisition form with respect to work performed pursuant to Tenant’s construction contract with its general contractor, (ii) invoices from Tenant’s service providers, showing in reasonable detail the cost of the item in question or of the improvements installed to date in the Tenant Allowance Floor, (iii) lien waivers in the form attached hereto as Exhibit F-1 (provided that Tenant shall not be required to deliver any lien waivers with respect to any items of work covered by Tenant’s first requisition for the Tenant Allowance to the extent Tenant had not paid the service provider(s) at issue prior to the date of such requisition, but Tenant shall deliver the lien waivers and evidence of payment in full of the items of work covered by such first requisition within twenty-one (21) days following the disbursement of the Tenant Allowance with respect to such first requisition) and (iv) certifications from Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such certification. Such requisition shall be accompanied by evidence reasonably satisfactory to Landlord that the items, services and work covered by such requisition have been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

Notwithstanding anything contained herein to the contrary:

(i)	Landlord shall have no obligation to advance funds on account of the Tenant Allowance unless and until Landlord has received the requisition in question, together with the certifications required above.

(ii)	Tenant shall not be entitled to any portion of the Tenant Allowance, and Landlord shall have no obligation to pay the Tenant Allowance, in respect of any requisition submitted after the date which is one (1) year from the Commencement Date pertaining to such Tenant Allowance Floor, it being understood and agreed that irrespective of said time period, Tenant shall not be entitled to any payment or credit on account of any unused portions of the Tenant Allowance nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease; provided, however, that such one (1) year period shall be extended, but in no event for more than twelve (12) additional months, until the date which is sixty (60) days after the date that any litigation with respect to which funding of the Tenant Allowance is withheld under Section 4.3(D)(iii) below is finally resolved.

(iii)

Landlord shall have no obligation to fund any portion of the Tenant Allowance to the extent that (a) at the time of the requisition Tenant is in default under this Lease beyond the expiration of any notice and cure period (it being understood and agreed that if Tenant cures a default prior to the expiration of the applicable cure period, or if Tenant cures a default thereafter and Landlord has not terminated this Lease, Tenant shall be entitled to such payment from Landlord), (b) there are any liens (unless bonded to the reasonable satisfaction of Landlord) filed against Tenant’s interest in this Lease or against the Building or the Site arising solely out of the Tenant Work or (c) there is any litigation in which Tenant is a party relating to the Tenant Work; provided, however, that the amount held back under the foregoing clause (c) shall not exceed two hundred percent (200%) of the amount of the claim against Tenant under the applicable litigation; and provided further, however, that the amount so held back shall be paid to Tenant upon such time as the litigation is finally resolved, subject to the time limitation set forth in clause (ii) above.

(iv)	For each requisition associated with a Tenant Allowance Floor submitted by Tenant hereunder, Landlord shall only be required to disburse a portion of the Tenant Allowance associated with such floor towards the total costs set forth on each such requisition pertaining to such Tenant Allowance Floor in an amount equal to the same proportion as the total portion of the Tenant Allowance allocated by Tenant (within the limitation established by Section 4.3(B)) bears to the total costs of Tenant’s Work reasonably budgeted for by Tenant towards which the Tenant Allowance may be applied (with Tenant being fully and solely responsible for the remainder of the amount shown in the requisition). Notwithstanding the foregoing, if upon completion of the Tenant’s Work, the total costs of Tenant’s Work equals or exceeds the total amount of the Tenant Allowance, then Landlord shall pay the unpaid balance of the Tenant Allowance to Tenant within thirty (30) days after Tenant’s final requisition therefor.

(v)	By way of example of the calculation set forth in clause (iv) above, if the total Tenant Allowance for the floor at issue equals $35.00 per square foot of Rentable Floor Area, and the total costs of Tenant’s Work associated with such floor is $70.00 per square foot of Rentable Floor Area, then the ratio of the total allocable Tenant Allowance to the total costs of Tenant’s Work would be 1:2, and if Tenant submitted a requisition for $300,000.00, Landlord would be required to disburse $150,000.00 of the Tenant Allowance on account of such requisition and Tenant would be responsible for the remaining $150,000.00. Also, by way of example, if by virtue of Tenant’s reallocating Tenant Allowance from another Tenant Allowance Floor, due to the fact that the cost of Tenant’s Work on such floor will equal only $15.00 per square foot of Rentable Floor Area, with the result that Tenant’s Allowance allocable to the Tenant Allowance Floor at issue is increased by Tenant to $55.00 per square foot of Rentable Floor Area, then if the total costs of Tenant’s Work associated with the floor at issue is $70.00 per square foot of Rentable Floor Area, the ratio of the total allocable Tenant Allowance to the total costs of Tenant’s Work would be 55:70, and if Tenant submitted a requisition for $300,000.00, Landlord would be required to disburse $235,714.29 of the Tenant Allowance on account of such requisition and Tenant would be responsible for the remaining $64,285.71.

(vi)	In no event shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen on account of the Tenant Work.

(E) For the purposes hereof, the cost of Tenant’s Work to be so reimbursed by Landlord shall include the cost of leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment, moving expenses or any so-called soft costs except for architectural and design fees not exceeding the Design Fees Limit. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to make application of any portion of the Tenant Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Work is less than the Tenant

Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease. Landlord shall be entitled to deduct from the Tenant Allowance an amount equal to the sum of: (i) $150/hour for time spent by senior staff, and $100/hour for time spent by junior staff, which shall be limited, however, to a maximum of $2,500 per floor, plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s Work, as shown by evidence reasonably satisfactory to Tenant.

4.4	Signage

(A) Landlord shall provide Tenant with signage in all tenant directories in the Building and at the entrance to the Premises consistent with Landlord’s standard signage criteria.

(B) Tenant shall be permitted, at Tenant’s expense, to erect lobby identification signage, containing Tenant’s name, in a location proximate to the main entrance to the lobby designated by Landlord in its reasonable discretion. In addition, the design, proportions and color of such signage shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, and shall be further subject to applicable zoning requirements and any other applicable laws, and to Tenant obtaining all necessary permits and approvals therefor. In the event Tenant subsequently assigns this Lease (except for an assignment permitted without Landlord’s consent pursuant to Section 12.2) or reduces the size of the Premises hereunder so that Tenant no longer leases from Landlord at least four (4) full floors of the Building and occupies at least two (2) full floors in the Building, Tenant agrees that it shall remove such signage at Tenant’s expense. This right is personal to the named tenant herein and it is not assignable or sublettable.

(C) Tenant shall be permitted, at Tenant’s expense, to maintain, repair and replace subject to the terms and conditions of this Lease (as if the area in question were a portion of the Premises) the existing westerly-facing façade identification sign that is situated atop the Building, and erect a new easterly-facing façade identification sign atop the Building having the same design, subject to applicable zoning requirements and any other applicable laws, and to Tenant obtaining all necessary permits and approvals therefor. In the event Tenant subsequently assigns this Lease (except for an assignment permitted without Landlord’s consent pursuant to Section 12.2) or reduces the size of the Premises hereunder or its occupancy of its Premises so that Tenant no longer leases from Landlord at least fifty percent (50%) of the Total Rentable Floor Area of the Building, Tenant agrees that it shall remove such signage at Tenant’s expense. Tenant’s right to identification signage visible outside of the Building is exclusive so long as Tenant continues to lease the Total Rentable Floor Area of the Building. Tenant’s rights under this Section 4.4(C) are personal to the named tenant herein and it is not assignable or sublettable.

(D) For so long as Tenant shall have the signage rights referred to in Section 4.4(C) above, Tenant’s signage as aforesaid shall be the exclusive right to tenant identification on the exterior of the Building (or the lobby of the Building to the extent designed to be visible to pedestrians outside of the Building), but such exclusivity shall continue only so long as no other tenant in the Building leases from Landlord more space in the Building than Tenant.

(E) Tenant shall install no other signage in the Building except as may be otherwise permitted to be installed in the Premises pursuant to the terms and conditions of this Lease.

ARTICLE V

Annual Fixed Rent and Electricity

5.1	Fixed Rent

Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Present Mailing Address specified in Section 1.2 hereof, or at such other place as Landlord shall from time to time designate by notice, (1) on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof, and (2) on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the Extended Term. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by BOSTON PROPERTIES LIMITED PARTNERSHIP, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

If any Rent Commencement Date shall be established by virtue of Tenant’s beneficial occupancy of a Premises Component, then Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit G hereto, of a written Declaration in which the Rent Commencement Date with respect to such Premises Component shall be stated. If Tenant shall fail to execute such Declaration, such Rent Commencement Date shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Rent Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement except as expressly otherwise provided in this Lease.

5.2	Electricity Charges

Tenant shall establish an account directly with the utility company or provider and shall make payment, not later than the due date therefor, of all charges associated with the building main meter and otherwise relating to the furnishing of electricity to the Building. Tenant shall provide to Landlord from time to time, promptly following Landlord’s request therefor, evidence of payment to, and good standing with, such utility company or provider as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any charges or deposits to such utility company or provider. The provisions of this Section shall survive the expiration or termination of this Lease.

ARTICLE VI

Taxes

6.1	Introduction

It is intended that this Article VI set forth the methodology for fulfillment of Tenant’s obligation to contribute its allocable share of the amount by which Landlord’s Tax Expenses (as hereinafter defined) exceed Base Taxes (as hereinafter defined). Due to the fact that the Premises is comprised of a number of Premises Components, some of which have different Base Taxes allocable thereto, Tenant’s obligations under this Article VI must be calculated for each such Premises Component, and then aggregated, so that the appropriate Tax Excess (as hereinafter defined) can be established, as more particularly set forth below.

6.2	Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)	“Landlord’s Tax Expenses Allocable to the Premises” means the aggregate of Landlord’s Tax Expenses allocable to all of the Premises Components which collectively comprise the Premises.

(c)	“Landlord’s Tax Expenses Allocable to a Premises Component” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of the Premises Component bears to the Total Rentable Floor Area of the Building.

(d)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(e)

“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on the Site or the Building or the Property which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing and operation of the Site and the Building (including without limitation, if applicable, the excise prescribed by Mass Gen Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Cambridge pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site or Building were the only property of Landlord. Notwithstanding the foregoing, “real estate taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of real property taxes as set forth above; (b) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; or (c) imposed on land and improvements other than the Site.

(f)	“Base Taxes,” when referring to the applicable Premises Component, means Landlord’s Tax Expenses (hereinbefore defined) for the Tax Year that Exhibit K specifies as the base fiscal tax year for such Premises Component.

(g)	“Base Taxes Allocable to a Premises Component” means the same proportion of Base Taxes for the Premises Component as the Rentable Floor Area of such Premises Component bears to the Total Rentable Floor Area of the Building. The foregoing calculation shall not entitle Landlord to collect, from Tenant if Tenant is the sole tenant of the Building, or otherwise collectively from all of the tenants of the Building, an amount exceeding one hundred percent (100%) of Landlord’s Tax Expenses incurred by Landlord with respect to the pertinent Tax Year (any collected amount exceeding 100% of Landlord’s Tax Expenses with respect to any such Tax Year being referred to herein as “Tax Collection Surplus”), and Landlord shall, except with respect to Base Taxes, credit any Tax Collection Surplus against the aggregate of Landlord’s Tax Expenses incurred with respect to such Tax Year, which shall reduce the same for all purposes hereunder.

(h)	“Base Taxes Allocable to the Premises” means the aggregate of Base Taxes Allocable to a Premises Component for all of the Premises Components which collectively comprise the Premises.

(i)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.3	Tenant’s Share of Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceed Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), then

Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and Lot, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then terminated or expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Escalation Payments

7.1	Structural Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, at Landlord’s sole cost and expense, keep and maintain in good order, condition and repair the following portions of the Building: the structural portions of the roof, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2	Other Repairs to be Made by Landlord

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain in good order, condition and repair the common areas and facilities of the Building, including heating, ventilating, air conditioning, plumbing and other Building systems equipment servicing the Premises (including all lines, pipes, wires, conduits and the like except to the extent serving the Premises exclusively), except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) for any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3	Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.6 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies set forth in Exhibit D hereto equal in quality comparable to those customarily provided by landlords in high quality buildings in Cambridge. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar buildings in Cambridge, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

7.4	Introduction to Operating Costs

It is intended that, based on calculations guided by the definitions set forth in Section 7.5 below, Section 7.6 shall provide for Tenant to be financially responsible for its allocable share of the amount by which Operating Expenses (as hereinafter defined) exceed Base Operating Expenses (as hereinafter defined). Due to the fact that the Premises is comprised of a number of Premises Components, some of which have different Base Operating Expenses allocable thereto, Tenant’s obligations under Sections 7.5 and 7.6 must be calculated for each such Premises Component, and then aggregated, so that the appropriate Operating Cost Excess (as hereinafter defined) can be established, as more particularly set forth below.

7.5	Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the aggregate of Operating Expenses Allocable to all of the Premises Components which collectively comprise the Premises. “Operating Expenses Allocable to a Premises Component” means the same proportion of the Operating Expenses for the Property as Rentable Floor Area of the Premises Component, bears to the Total Rentable Floor Area of the Building. “Base Operating Expenses” means Operating Expenses for the Property (as hereinafter defined) for the calendar year that is the period beginning January 1 and ending December 31 that Exhibit K specifies as the base escalation year for such Premises Component. Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 14.1), boycotts, strikes, conservation surcharges, embargoes or shortages which apply only to the Base Year but no other year, other than the year immediately prior to the Base Year or the year immediately following the Base Year. “Base Operating Expenses Allocable to a Premises Component” means the same proportion of Base Operating Expenses as the Rentable Floor Area of the Premises Component bears to the Total Rentable Floor Area of the Building. “Base Operating Expenses Allocable to the Premises” means the aggregate of Base Operating Expenses allocable to all of the Premises Components which collectively comprise the Premises. “Operating Expenses for the Property” means the cost of operation of the

Property incurred by Landlord, including those incurred in discharging Landlord’s obligations under Sections 7.2 and 7.3. The foregoing calculations shall not entitle Landlord to collect, from Tenant if Tenant is the sole tenant of the Building, or otherwise collectively from all of the tenants of the Building, an amount exceeding one hundred percent (100%) of the Operating Expenses for the Property incurred by Landlord with respect to the pertinent calendar year (any collected amount exceeding 100% of Operating Expenses with respect to any calendar year being referred to herein as “Operating Expense Collection Surplus”), and Landlord shall, except with respect to Base Operating Expenses, credit any Operating Expense Collection Surplus against the aggregate of Operating Expenses incurred with respect to such calendar year, which shall reduce the same for all purposes hereunder. Such costs shall exclude payments of debt service and any other mortgage or ground lease charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:

(a)	compensation, wages and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining or cleaning of the Building or the Site;

(b)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building or the Site;

(c)	steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant in the manner set forth in Section 5.2) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(d)	cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees);

(e)	cost of snow removal and care of landscaping;

(f)	cost of building and cleaning supplies and equipment;

(g)	premiums for insurance carried with respect to the Property (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Property, including such insurance as may be required by the holder of such first mortgage);

(h)

management fees which (i) with respect to any period during which the Building is self-managed, shall be at reasonable rates based upon a percentage of gross rental income from the Building (the “Management Fee Percentage”) for self managed buildings consistent with the type of occupancy and the services rendered (provided that the Management Fee Percentage used as the basis for calculation of the management fee for self-management during any period shall not exceed the Management Fee Percentage used as the basis for calculation of the management fee for self-management during the applicable Base Year), and (ii) with respect to any period during which the Building’s management is furnished by an “outside” manager, at rates consistent with what are then arm’s-length negotiated management fees for similar buildings consistent with the type of occupancy and the services rendered, provided that whichever of the foregoing of clauses (i) or (ii) is applicable in the calendar year with respect to which Operating Expenses are being measured, the same Management Fee Percentage used with respect to each such calendar year shall also be applicable with respect to Base Operating Expenses, and if necessary, the Management Fee Percentage with respect to Base Operating Expenses shall be recalculated accordingly so that the Management Fee Percentage that is the basis for any calculation of management fees shall be identical for both Base Operating Expenses and the Operating Expenses calculated for the comparison calendar year, and consequently any increase or decrease in such percentage shall not be the basis for an inflated or deflated Operating Expense Excess;

(i)	The Building’s “Proportionate Share” of the costs of maintaining and repairing the Loading Dock and other common areas and facilities within Parcel 3 of the Development Area for use of tenants of the Building in common with tenants of other buildings in the Development Area, for which purpose the Building’s Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Floor Area of the Building and the denominator of which shall be the sum of (x) the Rentable Floor Area of the Building and (y) the rentable floor area of the other buildings in Parcel 3 of the Development Area;

(j)	depreciation for capital expenditures made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with applicable Legal Requirements or (z) to maintain the Building in a quality comparable to that of other high quality office buildings owned and operated by non-institutional landlords (“institutional” landlords meaning colleges, universities, hospitals and the like) in the Boston/Cambridge metropolitan area (the capital expenditures described in subsections (x), (y) and (z) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of (x), (y) and (z), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of (x), (y) and (z) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; and

(k)	all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building, the Site and said common areas and facilities and properly chargeable against income.

Notwithstanding the foregoing, the following shall be excluded from Operating Expenses for the Property:

(i)	All capital expenditures and depreciation, except as otherwise explicitly provided in this Section 7.5;

(ii)	Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Property;

(iii)	Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Property), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building or the Property, (ii) relating to any special reporting required by securities laws, (iii) relating to disputes with tenants or (iv) relating to litigation;

(iv)	The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under this Lease or by any third party;

(v)	The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(vi)	Any advertising, promotional or marketing expenses for the Building;

(vii)	The cost of any service or materials provided by any party related to Landlord (other than the management fee), which shall be subject to the terms and provisions of Section 7.5(h) above), to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

(viii)	Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Operating Expenses for the Property had Landlord purchased such equipment rather than leasing such equipment;

(ix)	Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(x)	Contributions to charitable organizations;

(xi)	The cost of testing, remediation or removal of “Hazardous Materials” (as defined in Section 12.2) in the Building or on the Site required by “Hazardous Materials Laws” (as defined in Section 12.2), provided however, that with respect to the testing, remediation or removal of any material or substance which, as of the Commencement Date was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof shall be included in Operating Expenses for the Property;

(xii)	Wages, salaries, or other compensation paid to any executive employees above the grade of Building manager; and

(xiii)	The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord under any warranty or service agreement from any contractor or service provider shall be credited against Operating Expenses for the Property.

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Property for any calendar year or portion thereof falling within the Lease Term (including, without limitation, any Base Year applicable to a Premises Component), if less than one hundred percent (100%) of the Total Rentable Floor Area of the Building shall have been occupied at any time during the period in question, then those components of Operating Expenses for the Property that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Property would have been for such period had occupancy been one hundred percent (100%) throughout such period.

7.6	Tenant’s Escalation Payments

(A) If with respect to any calendar year falling within the Lease Term, or fraction of a calendar year falling within the Lease Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises (as defined in Section 7.4) for a full calendar year exceed Base Operating Expenses Allocable to the Premises (as defined in Section 7.4) or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises (such amount being hereinafter referred to as the “Operating Cost Excess”), then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of such excess. Base Operating Expenses (as defined in Section 7.4) do not include the tenant electricity to be paid by Tenant as part of the Annual Fixed Rent. However, if and so long as Landlord is not allocating the cost of electricity among tenants of the Building in accordance with Exhibit H, then the Base Operating Expenses shall be increased by Landlord’s estimate of electrical costs for the Building.

(B) Payments by Tenant on account of the Operating Cost Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Cost Excess for each calendar year during the Lease Term.

(C) No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Property and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Cost Excess and the amount of Operating Cost Excess remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

Any payment by Tenant for the Operating Cost Excess shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D) Subject to the provisions of this paragraph, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of Operating Cost Excess:

(1) Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

(2) Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Operating Expenses.

(3) Except as provided by the last sentence of this Section 7.6, any request for examination in respect of any calendar year may be made no more than one hundred eighty (180) days after Landlord advises Tenant in writing of the actual amount of Operating Expenses in respect of such calendar year and provides to Tenant the year-end statement required under Paragraph C of this Section 7.6.

(4) In no event shall Tenant utilize the services of any examiner who is being paid by Tenant on a contingent fee basis.

(5) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination, provided however, that Tenant shall be permitted to share such information with each of its permitted subtenants so long as such subtenants execute and deliver to Landlord similar confidentiality agreements.

(6) If, after the audit by Tenant of Landlord’s books and records pursuant to this Section 7.6 with respect to any calendar year, it is finally determined that: (i) Tenant has made an overpayment on account of Operating Expenses Allocable to the Premises, Landlord shall credit such overpayment against the next installment(s) of Annual Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the term of this Lease, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; and (ii) Tenant has made an underpayment on account of Operating Expenses Allocable to the Premises, Tenant shall, within forty-five (45) days of such determination, pay such underpayment to Landlord.

(7) If, after any such audit is performed, it is finally determined that Tenant has been overcharged on account of Operating Cost Excess by more than three percent (3%) for the calendar year in question, Landlord shall reimburse Tenant for the reasonable third-party costs incurred by Tenant in performing such audit.

Landlord shall have no right to correct any year end Operating Cost Excess statement with respect to any calendar year after the date two (2) years after the end of the calendar year in question. Notwithstanding any provision hereof to the contrary, if Landlord provides Tenant with any such corrected statement, then Tenant shall have one hundred eighty (180) days from the receipt of any such corrected statement to request an examination as set forth in Section 7.6(D)(3) hereof.

7.7	No Damage

(A) Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, strike, lockout, breakdown, accident, order or regulation of or by any Governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(B) Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C) Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) failure of electric supply, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Tax Excess and Operating Cost Excess shall thereafter be abated in proportion to such untenantability and its impact on the continued operation in the ordinary course of Tenant’s business until the day such condition no longer has the material adverse effect referred to above. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

In addition, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) failure of electric supply, the operation of Tenant’s business in the Premises in the normal course is materially adversely affected for a period of five (5) consecutive months after Landlord’s receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises for the period of such untenantability and such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant, or Tenant’s agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)	Said notice shall be given after said five (5) month period.

(ii)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)	If said condition is remedied on or before the date thirty (30) days after the receipt of such notice, said notice shall have no further force and effect.

(iv)	If said condition is not remedied on or before the date thirty (30) days after the receipt of such notice for any reason other then Tenant’s fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent and Additional Rent due under the Lease shall be apportioned as of said effective date.

The remedies set forth in this Section 7.7 shall be Tenant’s sole remedies for the events described herein. The provisions of this subsection (C) shall not apply in the event of untenantability caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article XIV below).

ARTICLE VIII

Tenant’s Repairs

8.1	Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only for those repairs for which Landlord is responsible under the terms of Article VII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to any other building located within the Development Area caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith on demand, pay to Landlord as Additional Rent the cost thereof together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX

Alterations

9.1	Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. Landlord shall not be deemed unreasonable:

(a)	for withholding approval of any alterations, additions or improvements which (i) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent in any material respect, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building, or (v) will require unusual expense to readapt the Premises to normal office use upon Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services provided by Landlord herein unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to termination and or expiration without expense to Landlord (alterations, additions or improvements described in this clause (v) being sometimes collectively referred to as “Special Improvements”); or

(b)	for making its approval of any Special Improvements conditional on Tenant’s agreement to restore the Premises to its condition prior to construction of such Special Improvements at the expiration or earlier termination of the Lease Term, reasonable wear and tear excepted.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord (together with reasonable supporting back-up documentation), Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Section 4.1 hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150/hour for time spent by senior staff, and $100/hour for time spent by junior staff (which shall not exceed $2,500 per floor project), plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work.

9.2	Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of good quality (but in no event of lesser quality than reasonably appropriate for the maintenance of a consistently high quality building) shall be employed therein and that the structure of the Building shall not be endangered or impaired thereby.

9.3	Performance of Work, Governmental Permits and Insurance.

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Site or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord in its reasonable discretion. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. At Landlord’s election, Tenant shall cause its contractor to maintain a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve. In addition, Tenant shall cause each contractor to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may require reasonably from time to time during the Term of this Lease, but in no event less than the minimum amount of commercial general liability insurance or comprehensive general liability insurance Tenant is required to maintain as set forth in Section 1.2 hereof and as the same may be modified as provided in Section 13.2 hereof (all such insurance to be written in companies approved reasonably by Landlord and insuring Landlord, Landlord’s managing agent and Tenant as additional insureds as well as contractors) and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations (which shall be applied in a non-discriminatory manner) relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4	Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Site and promptly to discharge (whether by bonding or otherwise) any such liens which may so attach.

9.5	Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)	All furniture, equipment, other personal property, and trade fixtures (including, without limitation, any and all components of Tenant’s network operations center and data center, any satellite or microwave dish or other communications equipment (including, without limitation, any telephone switch gear), and any security or monitoring equipment, including, without limitation, the Emergency Generator and Generator Connection, as set forth in Section 16.30) whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)	At the expiration or earlier termination of the Lease Term, unless otherwise agreed in writing by Landlord, Tenant shall remove any wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1 (b). Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration.

(c)	If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 (after giving effect to the provisions of Section 9.7), without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6	Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Property which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

9.7	Alterations Permitted Without Landlord’s Consent

Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i)	the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii)	the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)	the cost of any individual alteration, addition or improvement shall not exceed $50,000.00 with respect to any floor of the Building and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $500,000.00 in cost; and

(iv)	Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within thirty (30) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may, if any such alterations, addition or improvement constitutes a Special Improvement, require Tenant to restore the Premises to its condition prior to construction of such Special Improvement (reasonable wear and tear excepted) at the expiration or earlier termination of the Lease Term.

ARTICLE X

Parking

10.1	Parking Privileges

Reference is made to the fact that affiliates of Landlord have constructed three (3) parking garages (hereinafter the “Garage” or the “Garages”) within the Development Area shown on Exhibit F to serve the Building and other buildings constructed or to be constructed by Landlord or affiliates of Landlord within the Development Area. The existing Garage, with vehicular entrances from the south side of Broadway and the east side of Ames Street, is also sometimes hereinafter referred to as the “East Garage.” The existing Garage, located on Parcel 2 of the Development Area with vehicular entrances from the north side of Broadway and the south side of Binney Street is also sometimes hereinafter referred to as the “North Garage.” The existing Garage located on Parcel 3 of the Development Area with vehicular entrances from the west side of Ames Street and the east side of Galileo Galilei Way, is also sometimes hereinafter referred to as the “West Garage”. Landlord shall provide to Tenant monthly parking privileges in the West Garage in number not to exceed parking for one and one half (1  1/ 2) passenger automobiles for each 1,000 square feet of Rentable Floor Area of the Premises (as it is contemplated to increase or decrease pursuant to Article XVII) for the parking of motor vehicles in unreserved stalls by Tenant’s employees commencing on the Commencement Date of the Lease Term.

The parking privileges may be shifted from time to time to the East Garage by notice from Landlord; provided however that parking shall be provided in the West Garage for no less than eighty percent (80%) of the total number of automobiles for which Tenant elects to have parking privileges pursuant to this Section 10.1. For the avoidance of ambiguity, notwithstanding any provision hereof to the contrary, the parties agree that in no event shall the Tenant’s parking privileges be shifted to the North Garage without the express written consent of Tenant, in its sole discretion. Tenant shall, not less than six (6) months prior to the Commencement Date (i.e., on or before December 1, 2008), give Landlord notice with regard to the initial number of automobiles for which Tenant desires parking privileges, not exceeding Tenant’s entitlement pursuant to this Lease, and it is contemplated that this figure shall be increased upon the occurrence of each Rent Commencement Date, with respect to each Premises Component which has a Rent Commencement Date later than the Commencement Date, by the amount specified by Tenant within thirty (30) days of the Rent Commencement Date with respect to such Premises Component, not exceeding in the aggregate Tenant’s entitlement pursuant to this Lease. Tenant shall also have the right to adjust the number of automobiles for which it has parking privileges on an annual basis with six (6) months’ prior notice to Landlord, provided that in no event shall parking privileges exceed more than 1  1/2 parking spaces per 1,000 square feet of Rentable Floor Area, nor less than 1.13 per 1,000 square feet of Rentable Floor Area. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the number of parking privileges provided to Tenant hereunder shall be reduced proportionately. In any event that Tenant is not using the maximum parking privileges to which it is entitled hereunder, its right to increase shall be subject to the then availability of additional spaces in the Garages in Landlord’s determination.

10.2	Parking Charges

Tenant shall pay for parking privileges in Garages at prevailing monthly rates applicable to tenants of the Development Area from time to time charged by the operator or operators of Garages, whether or not such operator is an affiliate of Landlord. Currently the rate is $235 per space per month. Such monthly parking charges for parking privileges in the Garage or Garages shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service.

10.3	Garage Operation

Unless otherwise determined by Landlord, each Garage is to be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles. Except as set forth in Section 10.4 below, Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by Landlord or the operator of the Garage. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Landlord with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Landlord monthly indicating changes thereto. Any automobile found parked in the Garage during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). The door of the Garage will be open during normal business hours except during periods of severe inclement or cold weather. For periods during which an attendant is not on duty at the Garage entrance or when the door to the Garage is closed, or at any other periods as may from time to time be stipulated by the Garage Operator in accordance with its regulations, including normal business hours, the magnetic cards furnished to Tenant shall be used by Tenant to gain access to and egress from the Garage for motor vehicles.

10.4	Reserved Spaces

Notwithstanding anything to the contrary contained herein, in addition to the foregoing parking privileges, Tenant shall have the right to fifteen (15) reserved parking spaces designated by Landlord in the parking area located on levels P-1 and P-2 of the “West Garage” (the “Reserved Spaces”), which Reserved Spaces shall be subject to all the terms and conditions of this Lease applicable to Tenant’s other parking privileges, except that there may be a higher monthly tenant parking rate for Reserved Spaces, and the aforesaid Reserved Spaces shall not be subject to relocation to the “East Garage” pursuant to Section 10.1. Currently the rate therefor is $300.00 per space per month. Landlord shall not grant to anyone other than Tenant the right to use such Reserved Spaces and will use reasonable efforts, by the use of signs and markings, to designate such space to be used exclusively by Tenant, however, Landlord shall not be otherwise obligated to police the use of the Reserved Spaces which Tenant recognizes is to be operated on a self parking basis. Notwithstanding the foregoing or any other provision hereof or of the 4CC Lease to the contrary, if (i) Tenant is a tenant in both the Building and the 4CC Building, (ii) the Building and the 4CC Building are each owned by Landlord or Affiliates of Landlord and (iii) the “East Garage” and “West Garage” are each owned by Landlord or Affiliates of Landlord, then Tenant shall have the right to increase or decrease the number of Reserved Spaces under this Lease and the 4CC Lease, provided that the total number of Reserved Spaces under this Lease and the 4CC Lease shall not exceed twenty (20) Reserved Spaces in the aggregate. However, Tenant must give Landlord at least sixty (60) days’ advance written notice of Tenant’s desire to make any such increase or decrease, and may not implement any such increase or decrease more than once during any period of 365 consecutive days. Additionally, if Tenant should elect, subject to the aforesaid qualifications, to increase the number of Reserved Spaces under this Lease to more than fifteen (15), such additional Reserved Spaces shall be located on levels P-1 and P-2 of the “West Garage” only on a space available basis, and otherwise they shall be located on the next higher level of the “West Garage.”

10.5	Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the operator of the parking facilities with respect to the use of the Garage or such on-grade parking facilities as may be provided by Landlord within the Development Area. Except to the extent of gross negligence or willful acts, neither the Landlord nor the operator of such parking facilities assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

10.6	Interim On-Grade Parking

Notwithstanding the references to Garages in this Article X, Tenant acknowledges that, from time to time, Landlord may temporarily satisfy the requirements of providing Tenant with parking hereunder (except for parking called for as to be provided in the East Garage) by providing such parking in on-grade paved parking lots within the Development Area which provide industry standard lighting and security; provided, however, that (i) Landlord shall exercise its right to satisfy the parking requirements by providing such parking in such on-grade parking lots only on a temporary basis following the occurrence of an emergency or during the period of performance of repairs to the

Garages; (ii) the rates payable by Tenant for parking shall not exceed the prevailing monthly rates from time to time charged by the operator or operators of such on-grade lots in the vicinity thereof, whether or not such operator or operators are affiliates of Landlord, and (iii) the number of Tenant’s parking spaces that are relocated to such on-grade parking lots shall be in proportion to the number of parking spaces of other tenants of the Building that are relocated from the Garages to on-grade parking lots in connection with the applicable emergency or repair work (based upon the floor area of the Building occupied by Tenant and such other tenants of the Building). Without limiting the foregoing, in the event Landlord is required to provide parking in such parking lots, Landlord shall relocate the parking spaces of all garage tenants on a pro rata basis according to the number of spaces allocated to each tenant.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1	To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor (except as is otherwise provided in Exhibit D) and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Property, not to permit in the Premises any auction sale, vending machine (other than vending machines for use by Tenant’s employees and business invitees) or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing (provided that, except in cases of emergency, Landlord provides Tenant at least two (2) business days’ prior written notice of any such inspection). Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

11.3	Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Site used by Tenant in common with others; not without prior consent of Landlord (or as otherwise provided in this Lease) to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Site and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. Landlord shall not enforce such rules and regulations other than in a non-discriminatory manner.

11.4	To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5	Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7	To pay, as Additional Rent, all reasonable out-of-pocket costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

11.8	Not to do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

11.9	To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or to perform or satisfy any other obligation of Landlord under this Lease unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9.

11.10	Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and to not unreasonably interfere with Building construction or operation, and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the following vendors do not require Landlord’s approval: brokerage, legal, employment staffing and food catering.

ARTICLE XII

Assignment and Subletting

12.1	Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2	Exceptions

Notwithstanding the foregoing provisions of Section 12.1 above and the provisions of Section 12.3 and 12.4 below, but subject to the provisions of Sections 12.5 and 12.6, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any controlling entity of Tenant or to any entity controlled by Tenant or to any entity under common control with Tenant (such parent or subsidiary entity or entity under common control with Tenant being hereinafter called a “Tenant Affiliate”) or to any entity into which Tenant may be converted or with which it may merge, or to any entity purchasing all or substantially all of Tenant’s assets (each, a “Permitted Tenant Successor”), provided that in the case of a Permitted Tenant Successor, the entity to which this Lease is so assigned or which so sublets the Premises has a net worth (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) equal to the net worth of the Tenant immediately before such transaction. If any Tenant Affiliate to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a Tenant Affiliate, and if such cessation was contemplated at the time of the assignment or subletting, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.3	Landlord’s Termination Right

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet all or any portion of the Rentable Floor Area of the Premises, Tenant shall notify Landlord thereof in writing and Landlord shall have the right at its sole option, to be exercised within ten (10) business days after receipt of Tenant’s notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all rent and additional rent due from Tenant through the termination date.

Notwithstanding the foregoing, in the event that Tenant shall only propose to sublease a portion of the Premises and/or to enter into a sublease for less than all or substantially all of the then-remaining Lease Term:

(i)	Landlord shall only have the right to so terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease (the “Terminated Portion of the Premises”) and from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises; and

(ii)	in the case of sublease for less than all or substantially all of the then-remaining Lease Term, Landlord shall only have the right to suspend the term of this Lease pro tanto for the term of the proposed sublease (i.e. the Term of the Lease in respect of the subleased premises shall be terminated for the term of the proposed sublease and then reinstated upon the expiration or earlier termination of such sublease term).

In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 12.4-12.7 shall be applicable. In the case of a partial subletting where Landlord has exercised its termination right pursuant to this Section 12.3, Landlord shall be responsible, at its sole cost and expense, for all work necessary to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.2.

12.4	Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.5, 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred eighty (180) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is a tenant in the Building, the 4CC Building or elsewhere in the Development Area or is in active negotiation with the landlord of the building in question, provided that the foregoing shall apply to the 4CC Building or elsewhere in the Development Area only if the landlord of this Building, and the landlord of the other pertinent building, are affiliated with each other (as defined in Section 16.32), or

(b)	the proposed assignee or subtenant is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(c)	giving appropriate weight, if applicable, to the fact that Tenant will nevertheless remain liable under this Lease, the proposed assignee or subtenant does not possess adequate financial capability to assure the performance of the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Operating Expenses for the Property beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) materially violate or be likely to materially violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing a monetary or material non-monetary Event of Default (defined in Section 15.1), or

(g)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

If Tenant believes in good faith that Landlord has unreasonably withheld its consent under this Section 12.4, in any case where Landlord is required not to unreasonably withhold its consent, if Tenant shall give notice thereof to Landlord, within five (5) business days of Landlord’s withholding (or deemed withholding) of consent, Tenant shall have the right to an expedited determination of such claim pursuant to Section 12.8 below.

12.5	Tenant’s Notice

Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 12.4 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4, all other information necessary to make the determination referred to in Section 12.4 above and (e) in the case of a proposed assignment or subletting pursuant to Section 12.2 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.2.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 shall be applicable.

12.6	Profit on Subleasing or Assignment

In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.2 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any shall be paid to Landlord.

The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent, Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, attorneys’ fees and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7	Additional Conditions

(A) It shall be a condition of the validity of any assignment or subletting of right under Section 12.2 above, or consented to under Section 12.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the Annual Fixed Rent, Additional Rent, and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 12.1 through 12.7 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect Annual Fixed Rent, Additional Rent, and other charges from the assignee, sublessee or occupant and apply the net amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 12.1 through 12.7 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under any of the provisions of Sections 12.2 or 12.4 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E) Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(F) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be reasonably approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises (except as provided in Section 12.3); and (iii) there shall be no more than two (2) subleases in effect on any single floor of the Premises at any given time.

(G) Notwithstanding anything to the contrary provided in Section 12.6 above, Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits reasonably allocable (in Landlord’s reasonable determination consistent with Section 12.6) to any calendar month of the Term during which there is or was subsisting, at any time during said calendar month, a monetary or material non-monetary Event of Default (as defined in Section 15.1).

12.8	Expedited Dispute Resolution.

In the event that a dispute shall arise under Section 12.4 with regard to whether or not Landlord’s withholding of consent was reasonable under the circumstances, and Tenant gives Landlord the notice referred to in Section 12.8(A) below within five (5) business days of Landlord’s withholding of consent, then such dispute shall be resolved in accordance with the procedure set forth in this Section 12.8 as follows:

(A) Tenant’s notice to Landlord of its desire that the dispute be resolved by arbitration pursuant to this Section 12.8 must appoint a person as an arbitrator on its behalf. Within five (5) business days after the giving of such notice, Landlord by notice to Tenant shall appoint a second person as arbitrator on its behalf. The arbitrators thus appointed shall appoint a third person to serve as an arbitrator, and such three arbitrators shall as promptly as possible determine such matter, provided, however, that:

(i)	if the second arbitrator shall not have been appointed within the five (5) business day period as aforesaid, then the first arbitrator shall petition the American Arbitration Association (Boston office) or any successor body of similar function (“AAA”) to appoint the second arbitrator or, in its absence, refusal, failure or inability to act, petition a court of competent jurisdiction to appoint the second arbitrator; and

(ii)	if the two arbitrators are appointed by the parties (or the AAA or court in the case of the second arbitrator under clause (i) above) and shall be unable to agree, within five (5) business days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, said two arbitrators shall give written notice to the parties of such failure to agree, and, if the parties fail to agree upon the selection of such third arbitrator within five (5) business days after the arbitrators appointed by the parties give notice as aforesaid, then within five (5) business days thereafter either of the parties upon notice to the other party may request such appointment by the AAA, or in its absence, refusal, failure or inability to act, by a court of competent jurisdiction.

(B) Each arbitrator shall be either a Boston area based partner or retired partner in a nationally recognized law or real estate brokerage firm who shall have had at least ten (10) years’ experience in the area of commercial real estate transactions and/or litigation including, without limitation, commercial leasing, and in the case of the third arbitrator, may also be a retired judge. Each arbitrator shall be impartial and shall have had no prior notice, information or discussions concerning the dispute and shall not be employed by or associated with either party or any affiliate of any party during the five (5) year period preceding commencement of the arbitration.

(C) The arbitration shall be conducted in the City of Boston, Massachusetts, in accordance with the then prevailing Commercial Arbitration Rules (Expedited Procedures) of the AAA. The arbitrators shall render their decision and award in writing, upon the concurrence of at least two of their number, within fifteen (15) days after the appointment of the third arbitrator. Such decision and award shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

(D) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator, and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally.

ARTICLE XIII

Indemnity And Commercial General Liability Insurance

13.1	Indemnity

(A) Tenant’s Indemnity. To the maximum extent this agreement may be made effective according to law, but subject to Section 16.24 hereof, and to the extent not resulting from any negligence or misconduct of Landlord or its contractors, agents, or employees, Tenant agrees to indemnify and save harmless Landlord and Landlord’s managing agent, beneficiaries, partners, subsidiaries, officers, directors, agents and employees (“Landlord Parties”) from and against all claims of whatever nature to the extent arising from or claimed to have arisen from: any breach of this Lease by Tenant or any act, omission or negligence of Tenant, or Tenant’s contractors, licensees, invitees, agents, independent contractors or employees occurring in the Premises, in the Building or on the Site; any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises (or any other portion of the Building during any period during which the Premises comprises the Total Rentable Floor Area of the Building) after the date that possession of the Premises is first delivered to Tenant and until the end of the Lease Term and thereafter, provided that during any such period after the Lease Term Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; or any accident, injury or damage occurring outside the Premises but within the Building, the Garage or on the Site, to the extent such accident, injury or damage results, or is claimed to have resulted, from an act, omission or negligence on the part of Tenant or Tenant’s contractors, licensees, invitees, agents, independent contractors or employees; provided, however, that in no event shall Tenant be liable for any indirect or consequential damages except under Section 16.18 hereof (subject to the limitations set forth in Section 16.18(B) and (C)).

This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

(B) Landlord’s Indemnity. To the maximum extent this agreement is effective according to law, but subject to Section 16.24 hereof, and to the extent not resulting from any negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim arising from any injury to any person occurring in the Premises, in the Building or on the Site after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence of Landlord or Landlord’s contractors, agents or employees; provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section shall not be applicable to the holder of any mortgage now or hereafter on the Site or the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Site and/or Building).

13.2	Commercial General Liability Insurance

Tenant agrees to maintain in full force from the date upon the earlier of (i) the date on which Tenant first enters the Premises for any reason, or (ii) the Commencement Date throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such other persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds, in the broadest form of such coverage from time to time available in the jurisdiction in which the Premises are located. Any policy which Tenant is required to maintain under this Lease shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without twenty (20) days’ prior notice to Landlord, and a duplicate original or certificate thereof, in a form reasonably acceptable to Landlord, shall be delivered to Landlord. The minimum limits of liability of such insurance shall be as specified in Section 1.2 and from time to time during the Lease Term for such higher limits, if any, as are carried customarily in the Greater Boston Area with respect to similar properties. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

13.3	Tenant’s Property Insurance

Tenant, at Tenant’s expense, shall maintain at all times during the Term of the Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant, and other property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. Tenant shall maintain all of its equipment, furniture and furnishings in good order and repair. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance for the full insurable value of such work.

13.4	Non-Subrogation

Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received under such insurance policy. This waiver of rights by Tenant shall apply to, and be for the benefit of, the Landlord Parties, and this waiver of rights by Landlord shall apply to, and be for the benefit of, any subtenant of Tenant so long as such subtenant similarly waives such rights for the benefit of Landlord and the Landlord Parties.

13.5	Tenant’s Risk

To the maximum extent that this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, the Garage or Garages, the Site and the Development Area as Tenant is herein given the right to use at Tenant’s own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant.

13.6	Landlord’s Insurance

Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Building in an amount not less than $5,000,000 combined single limit per occurrence, (ii) insurance against loss or damage with respect to the Buildings covered by the so-called “all risk” type insurance coverage with customary exceptions in an amount equal to at least the replacement value of the Building. Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Building. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord and (iii) shall be subject to escalation reimbursement in accordance with Article VII.

ARTICLE XIV

Fire, Casualty and Taking

14.1	Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If during the last eighteen (18) months of the Lease Term as it may have been extended, the Building shall be damaged by fire or casualty and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within one hundred twenty (120) days from the time that repair or restoration work would commence, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

If the Building or the Site or any part thereof are damaged by fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property ) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition. If such net insurance proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Building (and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Building (and/or the Site), then Landlord shall give notice (“Landlord’s Insufficient Insurance Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Insurance Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within one (1) year from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

14.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time required to be maintained by Landlord pursuant to this Lease, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3	Rights of Termination for Taking

If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). Landlord agrees not to exercise such termination right in a discriminatory manner insofar as any election Landlord makes, or refrains from making, pursuant to any termination right Landlord may have with respect to other tenants of the Building whose premises are similarly affected. If Landlord shall give such notice to Tenant hereunder, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Building (and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Building (and/or the Site), then Landlord shall give notice (“Landlord’s Insufficient Condemnation Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Condemnation Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4	Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Site and the Garage or Garages and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV

Default

15.1	Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)	Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(b)	Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(c)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(d)	Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately and materially jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Section 4.3 or Section 9.3), and such failure continues for three (3) business days after written notice from Landlord to Tenant thereof; or

(e)	Tenant shall fail to perform or observe any other material requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(f)	The estate hereby created shall be taken on execution or by other process of law; or

(g)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)	a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)	any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(k)	Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or

(l)	Tenant otherwise abandons the Premises.

15.2	Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3	Continued Liability; Re-Letting

If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

15.4	Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re- leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.1 and the Operating Cost Excess under Section 7.4 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article XV or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of (a) the Annual Fixed Rent and all Additional Rent payable for the lesser of (i) the twelve (12) months ended next prior to such termination and (ii) the number of full plus any partial months remaining in the Lease Term, plus (b) the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election, plus (c) any and all expenses which the Landlord may have incurred for and with respect to the collection of any such rent.

15.5	Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	Surrender

(A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5	Brokerage

Tenant and Landlord warrant and represent that neither party has dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof; and in the event any claim is made against either party relative to dealings with brokers other than the broker designated in Section 1.2 hereof, the other party shall defend the claim against such party with counsel of the other party’s selection and save harmless and indemnify such party on account of loss, cost or damage which may arise by reason of such claim. Landlord’s broker with respect to the 4CC Lease, Richards, Barry, Joyce and Partners, was not involved in the transaction evidenced by this Lease, and Landlord shall defend Tenant against any claim against Tenant by the aforesaid broker relative to any dealings by Landlord with the aforesaid broker. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof in connection with the Original Lease Term.

16.6	Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law or the requirements of any securities exchange listing the stock of Tenant (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law or the requirements of any securities exchange listing the stock of Tenant to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9	Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	When Lease Becomes Binding

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

16.11	Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder.

In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination as such mortgagee may reasonably request, subject to receipt of such instruments of non-disturbance from such mortgagee as Tenant may reasonably request (Landlord hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that (i) such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder and (ii) Landlord shall be responsible for the payment of all reasonable costs incurred by Tenant in complying with such request such as, for example, attorneys’ fees.

16.13	Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

16.15	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

16.16	Status Report and Financial Statements

Recognizing that the parties hereto may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, each party (the “Non-Requesting Party”) on the request of the other party (the “Requesting Party”) made from time to time, will promptly furnish to the Requesting Party, addressed to any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex (each an “Interested Party”) a statement of the status of any reasonable matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

In addition, unless and for so long as Tenant is a publicly-traded entity with financial statements that are freely available to the public which are certified to the governmental regulatory authorities, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to, financial statements for the past three (3) years.

Any such status statement and non-publicly available financial statement, which shall be certified by Tenant’s executives to the same extent as publicly-available financial statements of publicly-traded entities, which are delivered pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17	Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A (or its successor) as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

If Landlord shall at any time be in default pursuant to the terms and conditions of this Lease attributable to its failure to perform any act which Landlord is obligated to perform under this Lease, and (except in the case of emergency) should such failure continue beyond applicable grace periods, Tenant may, but shall not be obligated so to do, after ten (10) business days’ written notice to and demand upon Landlord explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 16.17 (or without notice to or demand upon Landlord in the case of any emergency) (“Tenant’s Self-Help Notice”), and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such act which Landlord is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, unless Landlord shall, within five (5) business days following Landlord’s receipt of Tenant’s Self-Help Notice, give Tenant notice that Landlord has commenced to cure Landlord’s default as aforesaid, and thereafter Landlord diligently prosecutes such cure to completion. All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self-help rights pursuant to this Section 16.17, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A (or its successor) as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Tenant, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation, and Landlord covenants to pay any such sum or sums with interest as aforesaid if not timely paid.

16.18	Holding Over

(A) Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holding over, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. Notwithstanding the foregoing, for the first thirty (30) days of any holding over, the percentage figure set forth above shall instead be 125%. The payments due under this Section 16.18(A) shall sometimes hereinafter be referred to as “Holdover Use and Occupancy Payments.”

(B) In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Notwithstanding the foregoing, however, Tenant shall not have liability under the first sentence of this Section 16.18(B) for the first five (5) days of any holding over, but Tenant shall nevertheless be liable for Holdover Use and Occupancy Payments and as otherwise as provided in this Lease. With regard to the sixth (6th) through fifteenth (15th) days of any holding over, Tenant shall additionally have liability under the first sentence of this Section 16.18(B) provided that such liability shall not exceed any per diem amount that Landlord is required to pay or credit to any tenant(s) or other occupant(s), or prospective tenant(s) or other occupant(s), for whom the Premises constitutes or will constitute all or a portion of its or their premises associated with any day or days of late delivery of said premises (whether characterized as damages, credit against rent otherwise payable or otherwise), for each additional day of holding over by Tenant commencing with the sixth (6th) day of holding over. The fact that Landlord may not deliver such premises to such tenant(s) or occupant(s) until a later date, due to work Landlord must thereafter perform as a condition to such tenant(s)’ or occupant(s)’ occupancy, or for any other reason, shall not derogate from Tenant’s liability under this Section 16.18 for the aforesaid per diem late delivery compensation, and without regard to whether or not Landlord actually must make such payment or credit.

(C) From the sixteenth (16th) day of any holding over and thereafter, there shall no longer be any qualification or limitation upon Tenant’s liability under the first sentence of Section 16.18(B).

(D) Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon at least two (2) business days’ prior written notice (except in the case of emergency), have the right (i) to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 4.3, 7.1 and 7.2), and (ii) to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30)

days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except as otherwise expressly provided in Section 7.6(D), if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand (accompanied by reasonable supporting documentation) as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, and costs associated with any of Landlord’s senior or junior staff at the rates set forth above in this Lease, reasonably incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

16.21	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. However, not more than once per calendar year, the aforesaid late charge will not be imposed until five (5) days after written notice of such delinquency is given to Tenant, in which case the aforesaid late charge shall be due only if such delinquency fails to be cured within such five (5) day period. Additionally, in the case where Tenant is entitled to such additional five (5) day cure period after notice, as provided above, interest on the Outstanding Amount shall not begin to accrue until the day following such five (5) day grace period. The aforesaid late charge and interest accrued upon any Outstanding Amount shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

16.22	Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	Limitation of Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, nor any such trustee nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, or of any such trustee, or of any manager, member, partner, director or stockholder of Landlord or Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Property, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease. In the case of any dispute regarding whether or not Landlord acted reasonably in withholding its consent to a proposed assignment or subletting under Section 12.4 of this Lease, in any case where Landlord’s consent is not to be unreasonably withheld in accordance therewith, the dispute may be resolved in accordance with the expedited dispute resolution procedure set forth in Section 12.8, subject to the terms and conditions thereof.

In no event shall either party hereto ever be liable for any indirect or consequential damages or loss of profits or the like, provided that the foregoing limitation of liability shall be inapplicable to Tenant’s obligations pursuant to Section 16.18 hereof (subject to the limitations set forth in Sections 16.18(B) and (C) hereof).

16.25	No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of the Initial Security Deposit Amount set forth in Section 1.2, and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit may be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a

comparable minimum rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notice to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within ten (10) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 16.26. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) Landlord shall return a Seven Hundred Six Thousand Six Hundred Fifty Three and 40/100 Dollar ($706,653.40) portion of such deposit to Tenant so that the remainder of such deposit shall be Two Million Eight Hundred Twenty Six Thousand Six Hundred Thirteen and 60/100 Dollars ($2,826,613.60) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2011 if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there has not been any Event of Default that occurred during the Term, even if later cured and (iv) Tenant then fulfills the Minimum Revenue Criteria (as defined in Section 16.26(E) below).

(C) Landlord shall return a Seven Hundred Six Thousand Six Hundred Fifty Three and 40/100 Dollar ($706,653.40) portion of such deposit to Tenant so that the remainder of such deposit shall be Two Million One Hundred Nineteen Thousand Nine Hundred Sixty and 20/100 Dollars ($2,119,960.20) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2013 if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there has not been any Event of Default that occurred during the Term, even if later cured and (iv) Tenant then fulfills the Minimum Revenue Criteria (as defined in Section 16.26(E) below).

(D) Landlord shall return a Seven Hundred Six Thousand Six Hundred Fifty Three and 40/100 Dollar ($706,653.40) portion of such deposit to Tenant so that the remainder of such deposit shall be One Million Four Hundred Thirteen Thousand Three Hundred Six and 80/100 Dollars ($1,413,306.80) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2015 if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there has not been any Event of Default that occurred during the Term, even if later cured and (iv) Tenant then fulfills the Minimum Revenue Criteria (as defined in Section 16.26(E) below).

(E) For purposes of this Section 16.26, the “Minimum Revenue Criteria” shall be considered to have been satisfied as of any date the same is tested if, taking into account the immediately prior four (4) full fiscal quarters, based on the information contained in the audited financial statements set forth in Tenant’s Form 10-Q filed with the Securities and Exchange Commission for each such fiscal quarter, Tenant’s total revenue equals or exceeds Four Hundred Million and 00/100 Dollars ($400,000,000.00). In the event that, at any time, Tenant is an entity other than a publicly-held company whose shares are traded on a national stock exchange, Tenant shall provide Landlord with a certified copy of its most recent audited financial statements, and a reasonably equivalent criteria acceptable to Landlord shall be used to determine Tenant’s total revenue in a similar fashion, based on such audited annual financial statements.

(F) If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord agrees, in its reasonable determination, that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section 16.26. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section 16.26, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

(G) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.28	Patriot Act and Executive Order 13224

(A) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that, to Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1(A) above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

(B) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that, to Landlord’s knowledge: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

16.29	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.30	Emergency Generator

Tenant may, at its sole cost and expense, maintain, repair and replace in the Building the existing emergency generator and diesel fuel tank (collectively, the “Emergency Generator”), in its existing location, subject to and in accordance with this Lease including, without limitation, Article IX.

Tenant’s use of the Emergency Generator shall be upon all of the conditions of the Lease, except as modified below:

(a)	It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Generator Connections”) between the Emergency Generator and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Generator Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Generator Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Generator Connections. Landlord shall inform Tenant at the time of its review of the Generator Connections whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

(b)	Tenant shall have no obligation to pay Annual Fixed Rent, Tax Excess or Operating Expense Excess in respect of the Emergency Generator or the Generator Connections.

(c)	The Emergency Generator shall be used solely to provide back-up power in the event of an outage for Tenant’s lights and plugs in the Premises and dedicated heating, ventilation and air conditioning systems serving the Premises, but not for the purposes of running any life-safety systems or equipment (it being understood and agreed that such dedicated HVAC systems may not function during such an outage, even if connected to the Emergency Generator, to the extent that the base building systems are not functioning).

(d)	Landlord shall have no obligation to provide any services to the Emergency Generator. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 16.30, arrange for all utility services required for the operation of the Emergency Generator.

(e)	Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Emergency Generator and the Generator Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Emergency Generator with a service provider reasonably acceptable to Landlord.

(f)	Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Emergency Generator or the Generator Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(g)	Tenant shall be responsible for the cost of repairing any damage to the Building caused by its use of the Emergency Generator and the Generator Connections.

(h)	Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Emergency Generator other than Tenant.

(i)	To the maximum extent permitted by law, Tenant’s use of the Emergency Generator and the Generator Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Emergency Generator or the Generator Connections are damaged for any reason.

(j)	Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Emergency Generator and the Generator Connections.

(k)	Landlord shall have the right, upon no less than one hundred twenty (120) days notice to Tenant and at Landlord’s sole cost and expense, to relocate the Emergency Generator and the Generator Connections to another area in the vicinity of the Building. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations. Any such relocation by Landlord shall not independently (i.e., in the absence of another cause) be deemed to constitute a failure of electric supply under Section 7.6(C) above.

(l)	In addition to the indemnification provisions set forth in this Lease which shall be applicable to the Emergency Generator and the Generator Connections, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Emergency Generator and the Generator Connections.

(m)	Landlord shall have the right to designate or identify the Emergency Generator with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Emergency Generator.

It is expressly understood and agreed that, as Special Improvements, Landlord may require removal of the Emergency Generator and Generator Connection pursuant to Section 9.7 of this Lease and Tenant may elect to remove the Emergency Generator and Generator Connection at the expiration or earlier termination of this Lease.

16.31	Transportation Program

In order to reduce peak-hour trip generation of employees within the Development Area, Landlord encourages all employers at the Building to adopt flexible work schedules for their employees and to participate in transportation programs designed to encourage the use of mass transit by persons working in the Boston area. For example, numerous greater Boston companies provide subsidies for the purchase by the employees of monthly transit passes through the Corporate Pass Program of the Massachusetts Bay Transit Authority with subsidies ranging from 10% to 100% of the cost of the transit pass. The provision of transit pass subsidies may also offer certain benefits to employers under tax law. Landlord encourages all employers at the Building to participate in programs of this nature and to inform their employees of the benefits of using monthly transit. In addition, Landlord shall obtain membership in the Charles River Transportation Management Association (or any successor thereto or replacement thereof) for Tenant and its employees throughout the Term, provided that Tenant expressly acknowledges that this expense shall constitute an Operating Expense and further provided that this expense shall be included in Base Operating Expenses for the Property.

16.32	Landlord Affiliates

For all purposes of this Lease, the owner of another building in the Development Area, whether the 4CC Building or another building, shall be considered a landlord affiliated with Landlord if one entity is either the parent or subsidiary of the other, or they are both under common control, directly or indirectly, of another entity. Any building owner shall be considered an affiliate of Boston Properties Limited Partnership, or its successors or assigns, if such entity is a subsidiary of or is controlled by Boston Properties Limited Partnership, or its successors or assigns. For purposes hereof, “control” shall mean fifty percent (50%) or more of the direct or indirect beneficial ownership interest or control of fifty percent (50%) of the voting stock or interests therein.

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Boston Properties, Inc., its general partner

By:
Name:
Title:

TENANT:

ATTEST:		AKAMAI TECHNOLOGIES, INC., a Delaware corporation

By:		By:
Name:		Name:
Title:	Secretary or Assistant Secretary	Title:	President or Vice President
Hereunto duly authorized

By:
Name:
		Title:	Treasurer or Assistant Treasurer
Hereunto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

Beginning at a point at the Southerly line of Broadway, said point of beginning being the point of tangency of the curve at the intersection of Broadway and the Western Connector; thence

S 60º30’18” E	by Broadway a distance of one hundred eighty four and ninety eight hundredths feet (184.98’) to a point; thence

S 29º29’42” W	by Tract IV B a distance of one hundred fifty one and thirty five hundredths feet (151.35’) to a point; thence

N 60º30’18” W	by Parcel 3 a distance of one hundred eighty two and fifty hundredths feet (182.50’) to a point at the Easterly sideline of the Western Connector; thence

N 10º46’14” E	by the Western Connector a distance of one hundred ten and ninety nine hundredths feet (110.99’) to a point of curvature; thence

Easterly	and curving to the right along the arc of a curve having a radius of thirty five and no hundredths feet (35.00’) and a length of sixty six and forty two hundredths fees (66.42’) to the point of beginning.

The above described parcel contains an area of 30,958 square feet, more or less, and is shown as Tract IV A on a plan entitled “8 Cambridge Center Tract IV A & IV B of Parcel 3” scale: 1” = 40’, dated December 18, 1997, as prepared by Allen & Major Associates, Inc. 400 West Cummings Park, Suite 5050 Woburn, MA. 01801

Exhibit A

EXHIBIT B

ROOFTOP RIGHTS

Landlord and Tenant agree as follows with respect to the Tenant’s right to the roof of the Building:

1. License. Landlord grants to Tenant on the following terms and conditions a non-exclusive license (the “License”):

(a) for the use of a portion of the Roof (the “Roof Area”), in the location shown on Schedule B-1 hereto, for the installation, operation and maintenance of communication equipment (such as a satellite and/or microwave dishes) and any substantially similar replacements thereof (the “Equipment”), and for the installation of cabling, conduit and other electrical wiring (the “Conduit”) connecting the Equipment to certain equipment of Tenant located in the Premises (the Equipment and the Conduit are individually and collectively referred to herein as the “Facilities”);

(b) for the use of such stairwells and roof access passageways in the Building and on the Roof as may be designated by Landlord for the purpose of access to and from the Equipment; and

(c) for the placement of, and access to, Conduit in such risers and pathways (collectively, “Raceways”) and utility rooms in the Building as are designated by Landlord.

2. Term. Tenant’s right to operate and maintain the Equipment shall automatically expire and terminate if any of the following continue for more than fifteen (15) business days after written notice from Landlord to Tenant: (a) the Equipment is causing physical damage to the Building or the Roof, (b) the Equipment is interfering with the transmission or receipt of signals from or to the Building, (c) the Equipment is causing Landlord to be in violation of any agreement of record as of the date hereof or to which Landlord or any predecessor in interest of Landlord is a party as of the date hereof (provided that such agreement is in writing and a copy of such agreement has been provided to Tenant on or before the date hereof), (d) the Equipment is causing Landlord or Tenant to be in violation of any local, state or federal law, regulation or ordinance, or (e) an Event of Default has occurred and is continuing. The term of this License shall terminate on expiration or earlier termination of the Lease Term, as the same may be extended.

3. Use. Tenant (and its Subtenants) shall only use the Equipment to make and receive transmissions for Tenant’s and its Subtenants’ use in the Premises. No person or entity other than Tenant (and its subtenants) shall have the right to use or receive transmissions from the Equipment.

4. Utilities.

(a) Landlord shall have no obligation to provide Tenant with any utilities, Facilities, outlets or Building services, other than the existing electrical power serving the Roof Area.

(b) If and to the extent Tenant utilizes electricity or other utilities with respect to the Facilities that are not separately metered to, and payable directly by, Tenant, Landlord shall have the right, at Tenant’s expense, to install a submeter to measure the utilities consumed by the Facilities and Tenant shall pay to Landlord, monthly, together with the payment of the Tenant Electricity as set forth in the Lease, for such usage reflected by the submeter, at the rates payable by Landlord. Landlord may estimate such charges on a monthly basis, subject to quarterly adjustments based on actual readings.

(c) Tenant shall not alter, reconfigure, relabel or in any manner manipulate the existing utility and cabling serving the Roof Area without the prior approval of Landlord which approval shall be at Landlord’s reasonable discretion.

Exhibit B

5. Installation of Facilities.

(a) Prior to installing the initial Facilities, Tenant shall submit to Landlord for Landlord’s prior written approval, which approval shall be at Landlord’s reasonable discretion, plans and specifications for the installation of the Facilities prepared by a licensed engineer reasonably satisfactory to Landlord (the “Plans”). The Plans shall be consistent with the specifications and shall show the location of the Equipment on the Roof Area, the location and type of all cabling, the way the Equipment will be placed on the Roof Area and any other information requested by Landlord, in Landlord’s reasonable discretion. Landlord shall have the right to require that the Equipment be screened in a manner satisfactory to Landlord, in Landlord’s reasonable discretion. Landlord shall have a right to employ an engineer or other consultant to review the Plans and the reasonable cost of such engineer or consultant shall be paid by Tenant to Landlord within ten (10) days after demand. Landlord may approve or reject all or part of the Plans for any reason, in Landlord’s reasonable discretion. After Landlord has approved the Plans and prior to installing the Facilities and any cabling, Tenant shall obtain and provide to Landlord: (i) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, all of which Tenant shall obtain at its own cost and expense; and (ii) a policy or certificate of insurance evidencing such insurance coverage as provided for in Paragraph 12 below. Tenant shall obtain the prior written approval of Landlord (which shall not be unreasonably withheld) with respect to any Facilities that Tenant proposes to install subsequent to the initial Facilities. Without limiting the generality of the foregoing, all Facilities shall be capable of being operated without the need for engineers or other personnel to be stationed on the Roof Area.

(b) Tenant shall install the Facilities at its own cost and expense, and in compliance with all applicable federal, state and local laws and regulations; provided, however, the location and manner of any penetrations of the Roof Area or of the roof membrane shall be determined by Landlord in its reasonable discretion. Tenant shall keep the Building free and clear from any mechanics’ liens, vendor liens or any other liens arising out of any construction and/or installation of activities performed or materials or equipment furnished by or for the account of Tenant. Tenant shall repair any damage to the Roof Area, roof membrane and/or the structural integrity and condition of the Roof Area and the Roof arising from Tenant’s activities and reasonably satisfactorily maintain such repair. Tenant shall defend, indemnify and hold harmless, Landlord from and against any and all such liens or claims or actions thereon, and any and all costs incurred by Landlord resulting from Tenant’s construction and/or installation activities relating to the Facilities, including, without limitation, reasonable attorneys’ fees.

(c) The Facilities installed by Tenant shall remain the property of Tenant notwithstanding the fact that any such machinery, equipment and trade fixtures may be affixed or attached to the Building, or any portion thereof. Subject to the terms of this License, Tenant may replace and remove any Facilities during the term of this License.

(d) Any and all Conduit shall be limited in size and in aggregate diameter of space utilized in any Raceways and non-penetrating roof mount system. Landlord shall have the right to reasonably allocate riser space and designate utility rooms for access by Tenant. Any and all access by Tenant to Conduit outside of the Premises shall be subject to such rules and regulations as may be adopted from time to time by Landlord for uniform application to telecommunications vendors in the Building.

Exhibit B

6. Maintenance and Repair.

(a) Tenant shall maintain all of the Facilities in good and safe condition and shall keep the Roof Area and any and all Raceways and utility rooms used by Tenant free and clear of debris, clutter, unused cabling, conduit, equipment and tools belonging to Tenant.

(b) If Landlord reasonably determines that any of the Facilities are not being maintained in the condition required by this License, and without limiting Landlord’s other rights and remedies under this License, Landlord shall have the right, if Tenant fails to remedy the condition(s) identified by Landlord to the reasonable satisfaction of Landlord within five (5) business days of receipt (or evidence of attempted delivery) of such notice, to take such action, at Tenant’s expense, as Landlord deems reasonably necessary to restore the Facilities to the condition required by this License. Tenant shall pay to Landlord, on demand, Landlord’s reasonable costs and expenses incurred pursuant to this paragraph.

(c) Tenant acknowledges that Landlord may decide, in its sole discretion, from time to time, to repair or replace the Roof (“Roof Repairs”). If Landlord elects to make Roof Repairs, Tenant shall, upon Landlord’s request, temporarily remove the Equipment so that the Roof Repairs may be completed. The cost of removing and reinstalling the Equipment shall be paid by Tenant, at Tenant’s sole cost and expense, Landlord shall not be liable to Tenant for any damages, lost profits or other costs or expenses incurred by Tenant as the result of the Roof Repairs. Landlord will reasonably try to minimize any such interference with the Facilities.

7. Access to License Areas. Access to the Facilities by Tenant shall be limited to persons as to whom Tenant has given Landlord prior written authorization to have access. Except in the case of an emergency (including, without limitation, emergency repairs), or as otherwise prearranged with Landlord, access to the Roof by Tenant shall be limited to the Building’s business hours. Subject to the prior authorization requirements hereinabove provided, notwithstanding anything in the foregoing to the contrary, Tenant may access the Facilities at any time in the case of an emergency (including, without limitation, emergency repairs) by giving Landlord such advance notice (if any) as is reasonably possible.

8. Tenant’s Release and Indemnification.

(a) Tenant covenants that the installation, operation, maintenance and use of the Facilities shall be at Tenant’s sole cost and risk. Tenant hereby waives as against Landlord, and releases Landlord from, all claims for damage to any property or injury, illness or death of any person in, upon or about the Building (including, without limitation, the Roof and the Roof Area) arising from any use or operation of, or access to, any of the Facilities, and howsoever caused (except to the extent that such damage, injury, illness or death shall have been caused in whole or in part by the act, omission, or active or passive negligence of Landlord, its employees, agents or contractors).

(b) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liability, costs and expenses (including attorneys’ fees) in connection with loss of life, personal injury, damage to the property or business or any other loss or injury to the extent arising out of the installation, operation or removal of the Facilities, or the access thereto by any employee, agent, contractor, invitee or other person acting on behalf of Tenant, or a breach by Tenant of the terms of this License, except to the extent caused by Landlord’s or its employees’, agents’ or contractors’ willful misconduct or negligence. Without limiting the generality of the foregoing, Tenant shall indemnify, defend and hold Landlord harmless from any claims by any occupant of the Building or occupants of residences or businesses in the immediate vicinity of the Building alleging damage or injuries based on exposure to electromagnetic fields or other consequences of the operations by Tenant of the Facilities at the Building.

Exhibit B

9. Interruption of Services. Tenant acknowledges that interruptions in electrical power may occur in the operation of the Facilities as a result of Landlord’s operation of the Building, and Tenant acknowledges that Landlord shall not be liable to Tenant as a result thereof.

10. Non-Exclusivity/Standard of Operation.

(a) Except as hereinafter provided in this Paragraph 10, the License granted hereby is non-exclusive. Landlord reserves the right to grant to other parties, including itself, other occupants of the Building and third party vendors, the right to locate and install other equipment, including, without limitation, telecommunications equipment (“Non-Tenant Roof Equipment”), on the Roof; provided, however, subject to Paragraph 10(b) below, such other uses shall not interfere with the operation or use of the Facilities being made by Tenant. Landlord currently maintains a satellite dish on the Roof, and Tenant agrees to cooperate with Landlord in adopting (at Tenant’s sole cost and expense) commercially reasonable procedures to limit any interference to the aforesaid satellite dish caused by or attributable to the Facilities, and Landlord agrees that Landlord will cooperate with Tenant in adopting (at Landlord’s sole cost and expense) commercially reasonable procedures to limit any interference to the Facilities caused by or attributable to any Non-Tenant Roof Equipment, excluding the Landlord’s existing satellite dish. It is intended that Landlord be able to permit the full utilization of the Roof; provided utilization by others does not, except as provided in Paragraph 10(b) below, interfere with Tenant’s operations,

(b) Without limiting the generality of the terms of Paragraph 10(a) above, during any time that Tenant does not lease the Total Rentable Floor Area of the Building, Landlord reserves the right to itself to provide (including by or through independent contractors) rooftop-based telecommunications services and/or transmission/reception equipment and facilities for the benefit of tenants in the Building, and to grant to any one or more tenants in the Building the right to install rooftop-based telecommunications and/or transmission/reception equipment and facilities (such as, for example, satellite dishes or microwave dishes) in connection with such tenant’s business operations in the Building (any such services or facilities being referred to as “Landlord Permitted Telecommunications Services”), provided the same do not materially interfere with the . operation or use of the Facilities by Tenant; provided, however, Landlord agrees to cooperate with Tenant in adopting commercially reasonable procedures to achieve compatibility between Tenant’s operations and any Landlord Permitted Telecommunications Services.

11. Removal of Facilities. At the expiration or sooner termination of the Lease, Tenant shall remove the Facilities and repair any damage as a result thereof, and leave the portion of the Roof where the Facilities were located in the condition existing immediately prior to the installation of the Equipment, ordinary wear and tear expected.

12. Insurance. Tenant shall at all times during the term of this License, and at its own cost and expense, procure and continue in force the following insurance coverage, commercial general liability insurance, written on an occurrence basis, with a combined single limit per occurrence for bodily injury and property damages of not less than Five Million Dollars ($5,000,000.00), including contractual liability coverage with this License as a designated contract. Not more frequently than once every three (3) years if, in the opinion of Landlord’s insurance consultant, the amount of public liability insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or insurance consultant to such higher limits as are carried customarily in the Greater Boston Area with respect to similar uses.

13. Waiver of Subrogation. Landlord and Tenant each waive the right to maintain a direct action against the other for damages arising out of any occurrence the risk of which is insured against under any insurance policies required to be maintained under this License to the extent of such insurance coverage. Each policy of such insurance shall, if obtainable from the insurer without additional expense, contain a waiver of subrogation by the insurer against Tenant or Landlord, as the case may be.

Exhibit B

14. Relocation. Except during any period that Tenant leases the Total Rentable Floor Area of the Building, Landlord, at Landlord’s sole option, shall have the right to relocate the Facilities to another location on the Roof, provided such relocation does not result in a material impairment in, or loss of, communication or transmission ability. Landlord shall reimburse Tenant for any and all costs reasonably incurred by Tenant as a result of Landlord’s relocation requirement. Landlord shall notify Tenant of any proposed relocation at least sixty (60) days in advance of any proposed relocation, and shall use commercially reasonable efforts to minimize any disruption in Tenant’s business operations.

15. Hazardous Materials. No Hazardous Materials (as that term is defined in Section 11.2 of this Lease) shall be used in the operation or maintenance of the Facilities or stored by Tenant on the Roof.

16. Limitation on License. Tenant acknowledges and agrees that Landlord has made no representation or warranty to Tenant that the Facilities are permitted under applicable building, land use or zoning laws, ordinances or codes, or under any federal regulations, or that the Roof Area is suitable for Tenant’s intended purposes or will otherwise provide adequate reception and/or transmission capabilities. Tenant represents and warrants to Landlord that it is accepting the License based on its own determination regarding compliance with applicable federal, state and local laws and regulations and suitability of location.

17. Liability Under License. Tenant’s liability under the Lease is not contingent or conditioned upon its ability to use the Equipment, and Tenant shall continue to be obligated to perform all of its obligations under the License and the Lease if for some reason Tenant is unable to use the Equipment. Nothing in this paragraph 17 is intended to excuse Landlord for interfering with Tenant’s ability to use the Equipment as contemplated pursuant to this Lease.

18. No Assignment or Transfer. The contract rights granted to Tenant herein are personal to Tenant and Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign or transfer the rights of Tenant hereunder separate from an assignment of the Lease or sublease of the Premises, provided, however, that only one party, whether it. is Tenant or a successor, assign or subtenant of Tenant, shall at any one time hold the rights granted herein (i.e., the rights granted to Tenant under this License shall never be held by more than one party). Any of the foregoing acts without the prior consent of Landlord shall be void, and shall, at the option of Landlord, constitute a breach of this License by Tenant entitling Landlord to terminate this License.

Exhibit B

SCHEDULE B-1

ROOF AREA

Schedule B-1

EXHIBIT C

FORMS OF LIEN WAIVERS

CONTRACTOR’S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF		Date:

	COUNTY	Application for Payment No.:

OWNER:

CONTRACTOR:

LENDER / MORTGAGEE:	None

1.	Original Contract Amount:	$

2.	Approved Change Orders:	$

3.	Adjusted Contract Amount: (line 1 plus line 2)	$

4.	Completed to Date:	$

5.	Less Retainage:	$

6.	Total Payable to Date: (line 4 less line 5)	$

7.	Less Previous Payments:	$

8.	Current Amount Due: (line 6 less line 7)	$

9.	Pending Change Orders:	$

10.	Disputed Claims:	$

The undersigned who has a contract with                      for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in                      (city or town),                      County,                      and owned by                     , upon receipt of                     ($                     ) in payment of an invoice/requisition/application for payment dated                      does hereby:

(a)	waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

Exhibit C

(b)	subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this              day of             , 20__.

WITNESS:	CONTRACTOR:

Name:	Name:
Title:	Title:

Exhibit C

SUBCONTRACTOR’S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys’ fees), liens and/or claims of lien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project. This document is to take effect as a sealed instrument.

Exhibit C

Signed under the penalties of perjury as of this              day of             , 20__.

SUBCONTRACTOR:	Signature and Printed Name of Individual Signing this Lien Waiver

WITNESS:

Name:
Title:
Dated:

Exhibit C

CONTRACTOR’S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL

PAYMENT

Commonwealth of Massachusetts	Date:

COUNTY OF	Invoice No.:

OWNER:

CONTRACTOR:

PROJECT:

1. Original Contract Amount	$

2. Approved Change Orders:	$

3. Adjusted Contract Amount:	$

4. Sums Paid on Account of Contract Amount:	$

5. Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorneys’ fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively “Releasees”) from and against any and all claims, losses, damages, actions and causes of action (collectively “Claims”) which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Exhibit C

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

Exhibit C

Signed under the penalties of perjury as a sealed instrument as of this              day of             ,             .

Corporation

By:
Name:
Title:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX

On this              day of             , 20            , before me, the undersigned notary public, personally appeared             , proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as              for             , a corporation/partnership voluntarily for its stated purpose.

NOTARY PUBLIC
My Commission Expires:

Exhibit C

EXHIBIT D

LANDLORD SERVICES

I.	CLEANING

Cleaning and janitorial services shall be provided nightly, after normal business hours, Monday through Friday, exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.	OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.	LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at a frequency necessary to maintain a first class appearance.

Exhibit D

II.	HVAC

A.	Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperatures of not in excess of 73—79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)	Heating season minimum room temperature of 68—75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.	Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (legal holidays in all cases excepted) and, provided Tenant has made prior written request pertaining to each applicable Saturday, 8:00 a.m. to 1:00 p.m. each such Saturday.

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the East Cambridge/Kendall Square market, and Tenant shall pay Landlord, as Additional Rent, upon receipt of billing therefor.

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.	In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120, or for any other usage in excess of 3.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

Exhibit D

IV.	ELEVATORS

Provide passenger elevator service for access to and from all floors of the Building that comprise the Premises at all times during the term.

V.	WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.	CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the building.

Exhibit D

EXHIBIT E

FLOOR PLANS

Exhibit E

EXHIBIT F

DEVELOPMENT AREA MAP

Exhibit F

EXHIBIT G

FORM OF RENT COMMENCEMENT DATE AGREEMENT

DECLARATION AFFIXING THE RENT COMMENCEMENT DATE WITH RESPECT TO A PREMISES COMPONENT

THIS AGREEMENT made this              day of              200_, by and between the TRUSTEES OF              TRUST (hereinafter “Landlord”) and              (hereinafter “Tenant”).

WITNESSETH	THAT:

1.	This Agreement is made pursuant to Section of that certain Lease dated , between the parties aforenamed as Landlord and Tenant (the “Lease”).

2.	It is hereby stipulated that Tenant commenced the beneficial occupancy of on , which shall constitute the Rent Commencement Date with respect thereto. The Term with respect to such Premises Component shall end and expire on the scheduled expiration date under the Lease, unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:
As Trustee of _____ Trust, for himself and co-Trustees, pursuant to appropriate written delegation from the co-Trustees, but not individually

TENANT:
ATTEST:

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized
(CORPORATE SEAL)

Exhibit G

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF COUNTY OF MIDDLESEX

On this              day of                     , 200_, before me, the undersigned notary public, personally appeared                             , proved to me through satisfactory evidence of identification, which were                             , to be the person whose name is signed on the preceding or attached document in my presence.

NOTARY PUBLIC
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX

On this              day of                     , 200  , before me, the undersigned notary public, personally appeared                             , proved to me through satisfactory evidence of identification, which were                             , to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the documents are truthful and accurate to the best of [his] [her] knowledge and belief.

NOTARY PUBLIC
My Commission Expires:

Exhibit G

EXHIBIT H

INTENTIONALLY OMITTED

Exhibit H

EXHIBIT I

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.	Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Cambridge-Boston Downtown Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.	Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease. Such annual fair market rental value determination (x) shall require rent to commence upon the commencement of the period in question, and may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and the amount, if any, that Landlord will be making available to Tenant as a leasehold improvements allowance, as specified in Landlord’s rent quotation as set forth in the Lease and (z) shall take account of, and be expressed in relation to, the applicable tax and operating cost bases expressly set forth in the Lease and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5.	Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the Third Broker.

Exhibit I

7.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit I

EXHIBIT J

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:
200

IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT: US$
USD:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                             and __/100 US Dollars (US $                    ) available by your draft(s) drawn on ourselves at sight accompanied by:

Your statement, signed by a purportedly authorized officer/official certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to the Lease (the “Lease”) dated                     by and between                     , as Landlord, and                     , as Tenant, together with the original copy of this Letter of Credit and any amendments thereto which have been accepted by you.

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

This Letter of Credit shall expire at our office on                     , 200   (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year period s from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date ) (or any anniversary thereof) we shall send you written notice at the address specified in this Letter of Credit (or at such other address of which you may have notified us in writing) and the Applicant in writing by registered mail (return receipt) or overnight courier that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

This Letter of Credit is transferable at any time and from time to time without cost to Beneficiary. JP Morgan Chase Bank only is authorized to act as the Transferring Bank. We shall not recognize any transfer of this Letter of Credit until this original Letter of Credit together with any amendments and a signed and completed transfer form, attached hereto, is received by us. The correctness of the signature and title of the person signing the transfer forms must be verified by Beneficiary’s bank. In case of any transfer of this Letter of Credit, the draft and any required statement must be executed by the Transferee. This Letter of Credit may not be transferred to any person with which U.S. persons are prohibited from doing business under U.S. Foreign assets control regulations or other applicable U.S. Laws and Regulations.

Exhibit J

Our customary and reasonable charges to transfer this Letter of Credit shall be for the Applicant’s account.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practice, International Chamber of Commerce, Publication No. 590.”

This Letter of Credit shall be governed by, and construed in accordance with the laws of the state of New York, without regard to principles of conflict of laws.

Exhibit J

EXHIBIT K

SCHEDULE OF PREMISES COMPONENTS,

RENT COMMENCEMENT DATES

AND RENT SCHEDULE

Floor(s)	Premises Component Square Footage	Anticipated Rent Commencement Date	Base Rental Rate	Base Operating Expense Calendar Year	Base Tax Fiscal Year
1 6 7 8 Total	13,088 RSF 20,529 RSF 20,529 RSF 20,883 RSF 75,029 RSF	June 1, 2009	June 1, 2009 – May 31, 2014: $40.50 per RSF per annum	2009	2010
			June 1, 2014 – December 31, 2019: $44.50 per RSF per annum	2009	2010
2 3 4 5 Total	20,138 RSF 20,874 RSF 20,529 RSF 20,529 RSF 82,070 RSF	October 1, 2009	Rent Commencement Date – May 31, 2014: $40.50 per RSF per annum	2010	2011
			June 1, 2014 – December 31, 2019: $44.50 per RSF per annum	2010	2011
9	20,127 RSF	June 1, 2010	Rent Commencement Date – May 31, 2014: $40.50 per RSF per annum	2010	2011
			June 1, 2014 – December 31, 2019: $44.50 per RSF per annum	2010	2011

Exhibit K